Exhibit 21

The seven registrants, Entergy Corporation, System Energy Resources, Inc., Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc., are listed below:
State or Other Jurisdiction of Incorporation

Entergy Corporation	Delaware
System Energy Resources, Inc. (a)	Arkansas
Entergy Arkansas, Inc. (a)	Arkansas
Entergy Gulf States, Inc. (a)	Texas
Entergy Louisiana, Inc. (a)	Louisiana
Entergy Mississippi, Inc. (a)	Mississippi
Entergy New Orleans, Inc. (a)	Louisiana

_______________________

(a) Entergy Corporation owns all of the Common Stock of System Energy Resources, Inc., Entergy Arkansas Inc., Entergy Gulf
     States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc.